Exhibit 15.1

28 April 2023

Matter No.: 837071
(852) 2842 9556 / 2842 9552
Christopher.Bickley@conyers.com

Alexander.Doyle@conyers.com

Tarena International, Inc.

6/F, No. 1 Andingmenwai Street

Lychee Plaza

Chaoyang District

Beijing 100011

The People’s Republic of China

Dear Sirs,

Re: Tarena International, Inc.

We consent to the reference to our firm under the heading “Item 10. Additional Information — E. Taxation — Cayman Islands Taxation” in Tarena International, Inc.’s Annual Report on Form 20-F for the year ended 31 December 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2023, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (File No.: 333-197226) filed on July 3, 2014, Form S-8 (File No.: 333-204494) filed on May 28, 2015, Form S-8 (File No.: 333-228771) filed on December 13, 2018 and Form S-8 (File No.: 333-270547) filed on March 15, 2023, in each case pertaining to Tarena International, Inc.’s 2008 share plan and 2014 share incentive plan of the summary of our opinion under the heading “Item 10. Additional Information — E. Taxation — Cayman Islands Taxation” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman